EXHIBIT A-2
AMERICAN FIDELITY ASSURANCE COMPANY
CERTIFICATION PURSUANT TO RULE 0-2(c)(1)
          I, Stephen P. Garrett, do hereby certify as follows:
          1.   I am Secretary of American Fidelity Assurance Company (the “Company” or the “Advisor”).
          2.   In such capacity, I have examined the records of actions taken by the Executive Committee of the Advisor.
          3.   The Executive Committee of the Advisor has duly adopted the following resolutions:
Whereas:
A.  The Company’s management desires to file an application (the “Application”) for exemptive order with the Securities and Exchange Commission (“SEC”) seeking exemptive relief from (1) the requirement that the shareholders of American Fidelity Dual Strategy Fund, Inc. (the “Fund”) approve the new sub-advisory agreement of any proposed new sub-advisor prior to the Fund retaining the new sub-advisor, and (2) the disclosure requirements to which the Fund is subject with regard to itemized sub-advisory fee information in Fund documents.
B.  The Executive Committee has received and reviewed a draft of the Application and a related memorandum, and desires to approve the Application and the “manager of managers” structure described in the Application (the “Manager of Managers Structure”).
Resolved:
1.  The Executive Committee approves (a) the Application in substantially the form presented to the Committee with such changes as the appropriate officers of the Company deem necessary or appropriate, and (b) the Manager of Managers Structure.
2.  The appropriate officers and agents of the Company are authorized to execute and file with the SEC, on behalf of the Company, (a) the Application for an order exempting the Fund and the Company, acting as a “manager of managers” with respect to the Fund, from Section 15(a) of the Investment Company Act of 1940 (the “Act”), and from certain disclosure requirements to which the Fund is subject, and (b) any necessary or appropriate amendments thereto, so as to permit the Fund and the Company, as investment advisor to the Fund, to (y) enter into, materially amend and terminate sub-advisory agreements without shareholder approval, as contemplated by the Manager of Managers Structure, and (z) omit disclosure of certain itemized sub-advisory fee information in Fund documents, as permitted by the SEC.
3.  The appropriate officers and agents of the Company are authorized to take such other actions as may be necessary or appropriate in connection with the Application and the Manager of Managers Structure and as otherwise necessary or appropriate to effectuate the intent of the foregoing resolutions.

March 10, 2010	By:	/s/ Stephen P. Garrett
Stephen P. Garrett
Secretary